UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 27, 2026

NUVVE HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40296	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2488 Historic Decatur Road, Ste 230	San Diego,	California	92106
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (619) 456-5161

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	OTC Pink Limited Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.02. Termination of a Material Definitive Agreement

As previously disclosed, Nuvve Holding Corp. (the “Company”) previously entered into that certain Common Shares Purchase Agreement, dated November 14, 2025 (as amended and restated on December 1, 2025, the “ELOC Agreement”), with each of Five Narrow Lane, L.P. and Hailstone Peak Funding LLC (the “Investors”) relating to a committed equity facility. Pursuant to the ELOC Agreement, the Company had the right, from time to time at its option to sell to the Investors up to $25 million of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain conditions and limitations set forth in the ELOC Agreement. The ELOC Agreement provided for, among other things, the automatic termination of such ELOC Agreement upon the failure of the Common Stock to be listed on The Nasdaq Stock Market (“Nasdaq”).

As previously disclosed, effective as of the open of the market on July 24, 2026, the Common Stock was delisted from Nasdaq (the “Delisting”). As a result of the Delisting, the ELOC Agreement was automatically terminated pursuant to the terms thereof, effective as of July 24, 2026. The Company did not incur any early termination penalties as a result of the termination of the ELOC Agreement.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2026

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer
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